Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus included in this Amendment No. 2 to Registration Statement on Form S-1, of Kartoon Studios, Inc. of our report dated April 12, 2023, relating to the consolidated financial statements of Genius Brands International, Inc. (n/k/a Kartoon Studios, Inc.) as of and for the year ended December 31, 2022, appearing in the Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Baker Tilly US, LLP

Irvine, California

November 22, 2024